Exhibit 10.13
Rent-A-Center, Inc.
Summary of Director Compensation
Annual Retainers:
Non-employee directors each receive an annual retainer of $40,000. In addition, the chairperson of the Audit Committee receives an annual retainer of $10,000, and the chairpersons of each of the Compensation Committee and the Nominating and Corporate Governance Committee receives an annual retainer of $6,000. Members of the Audit Committee other than the chairperson receive an annual retainer of $7,000, and members of each of the Compensation Committee and the Nominating and Corporate Governance Committee receive an annual retainer of $5,000. All retainers are payable in cash, in four equal installments on the first day of each fiscal quarter.
Meeting Fees:
Non-employee directors each receive $2,500 for each Board of Directors meeting attended in person and are reimbursed for their expenses in attending such meetings.
Equity Awards:
Non-employee directors shall receive an annual award of restricted stock units valued at $50,000, on the first business day of each fiscal year. These restricted stock units vest upon a director’s retirement.